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                                                                  EXHIBIT (d)(3)

                                QDI MERGER CORP.
                            4220 EDISON LAKES PARKWAY
                            MISHAWAKA, INDIANA 46545

                                 March 18, 2005


Mr. John C. Firth
Executive Vice President
Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana 46545

         Re:  Extension of Outside Date

Dear Mr. Firth:

         Reference is made to the Agreement and Plan of Merger dated as of November 9, 2004 (the "Agreement") by and between QDI Merger Corp. ("Merger Corp.") and Quality Dining, Inc. (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

         Pursuant to Section 7.1(b)(ii) of the Agreement, the Agreement may be terminated and the Merger may be abandoned by Merger Corp. or the Company if the Effective Time shall not have occurred on or before the Outside Date, which is currently April 9, 2005. Due to the length of time that it has taken for the SEC to complete its review of the Proxy Statement and Schedule 13E-3, it is likely that the Effective Time will not occur on or before the Outside Date. Accordingly, Merger Corp. is hereby requesting that the Company agree to amend the definition of "Outside Date" by changing the date in such definition from April 9, 2005 to April 30, 2005. We understand that, pursuant to Section 7.4 of the Agreement, the consent of the Special Committee is required for the amendment described in this letter and that by signing in the space provided below, the Company will also be acknowledging that the Special Committee has consented to such amendment.

         If you are in agreement with the foregoing, please indicate acceptance by signing two copies of this letter in the space below and returning one copy to Merger Corp., whereupon this letter will constitute a binding agreement with respect to the matters set forth herein.

                                         Sincerely yours,

                                         QDI MERGER CORP.


                                         By:  /s/ Daniel B. Fitzpatrick
                                              --------------------------------
                                               Name:  Daniel B. Fitzpatrick
                                               Title:  President

Acknowledged and agreed as of the date first written above:

QUALITY DINING, INC.


By:  /s/ John C. Firth
     ---------------------------------------
      Name:  John C. Firth
      Title:  Executive Vice President